SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


I.   SCHEDULE 14A INFORMATION

     A. Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
| |  Definitive Proxy Statement
|_|  Definitive  Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      American Mobile Satellite Corporation
                (Name of Registrant as Specified in Its Charter)

                                 Randy S. Segal
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction  applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:


     |_| Fee paid previously with preliminary materials.
     |_| Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

[GRAPHIC OMITTED]







American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416
(703) 758-6000



                                 August 6, 1999



Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Tuesday, September 7, 1999 at the offices of American Mobile Satellite Corporation located at 10802 Parkridge Boulevard, Reston, Virginia 20191.

The formal notice of special meeting and proxy statement are attached to this letter. This material contains information concerning the business to be conducted at the meeting.

Even if you are unable to attend the meeting in person, it is important that your shares be represented. Therefore, I urge you to complete, date, sign and return the enclosed proxy card at your earliest convenience. If you choose to attend the annual meeting, you may, of course, revoke your proxy and cast your votes personally at the meeting.

                                                      Sincerely,
                                                      /s/Gary M. Parsons
                                                      Gary M. Parsons
                                                      Chairman of the Board

[GRAPHIC OMITTED]






American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416


NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of American Mobile Satellite Corporation:

A special meeting of stockholders of American Mobile Satellite Corporation ("American Mobile" or the "Company") will be held at the offices of American Mobile, 10802 Parkridge Boulevard, Reston, Virginia, on September 7, 1999, at 9:00 a.m. local time, for the following purposes:

1. To consider and act upon a proposal to issue shares of American Mobile Common Stock to XM Ventures in connection with the Exchange Agreement entered into by the Company with WorldSpace, Inc., XM Satellite Radio Holdings, Inc., and XM Ventures;

2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 75,000,000 shares to 150,000,000 shares; and

3. To transact such other business as may be properly brought before the meeting or any postponements or adjournments thereof.

Only holders of record of American Mobile's Common Stock at the close of business on July 14, 1999, will be entitled to vote at the meeting. A list of such stockholders will be available at the Company's headquarters, 10802 Parkridge Boulevard, Reston, Virginia, for examination during normal business hours by any stockholder for any purpose germane to the meeting for a period of ten days prior to the meeting.

Stockholders who do not expect to attend the meeting in person are asked to date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

                                            By order of the Board of Directors,
                                            Randy S. Segal
                                            Senior Vice President and Secretary

Reston, Virginia
August 6, 1999

[GRAPHIC OMITTED]





American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, Virginia  20191-5416
(703) 758-6000

                                PROXY STATEMENT
                                ---------------

The accompanying proxy is solicited on behalf of the Board of Directors of American Mobile Satellite Corporation ("American Mobile" or the "Company") for use at a special meeting of stockholders to be held on September 7, 1999, and any postponement or adjournments thereof. The special meeting will be held at the principal executive offices of the Company, which are located at 10802 Parkridge Boulevard, Reston, Virginia, and will commence at 9:00 a.m. local time. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting by delivering to the Secretary of American Mobile a written instrument of revocation or a duly executed proxy bearing a later date. This proxy statement and the accompanying form of proxy are being first sent to stockholders on or about August 6, 1999.

The only class of securities of American Mobile entitled to vote at the special meeting is its Common Stock, of which 39,136,801 shares were outstanding on July 14, 1999. Only stockholders of record at the close of business on July 14, 1999, will be entitled to vote at the special meeting. The presence at the special meeting of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the annual meeting in the manner described elsewhere in this proxy statement. Each stockholder has one vote for each share of Common Stock held.

Proposal 1, which seeks approval for the issuance of shares of Common Stock to XM Ventures, will require the affirmative vote of a majority of the total votes cast on Proposal 1, without reference to the shares currently held by XM Ventures. Abstentions will not have any effect on the vote on Proposal 1. Proposal 2, which seeks approval of an amendment to the Amended and Restated Certificate of Incorporation, will require the affirmative vote of two-thirds of the issued and outstanding shares of Common Stock. Abstentions with respect to Proposal 2 will have the same effect as a vote against Proposal 2.

Brokers who hold shares in street name do not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Broker non-votes will be counted in determining the existence of a quorum. Such broker non-votes with respect to Proposal 1 will not affect the outcome of the vote on that Proposal. Broker non-votes will not be included in the vote totals on Proposal 2, and thus will affect the outcome of the vote on that Proposal.

The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, also may solicit proxies personally or by telephone. The Company also will request persons, firms, and corporations holding Common Stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

This proxy statement contains and incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations, and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
               ---------------------------------------------------
                                   MANAGEMENT
                                   ----------

  The following table and the accompanying notes set forth certain information concerning the beneficial ownership of the Company's common stock as of June 30, 1999 (except where otherwise indicated), by each person who is known by the Company to own beneficially more than five percent of its common stock, each director and each executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed the Company that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.


                                                               Number of
         Name of Beneficial Owner(1)                            Shares              % of
                                                                                    Class
Beneficial Owners of More than 5%

AT&T Wireless Services, Inc.(2).............                   3,001,145            9.22%
  1150 Connecticut Avenue, N.W.
  Washington, DC 20036
Singapore Telecommunications Limited (3)....                   4,836,746           14.49%
  31 Exeter Road, Comcentre
  Singapore 239732
  Republic of Singapore
Motorola, Inc.(4)...........................                   6,520,532           20.03%
  1303 East Algonquin Road
  Schaumberg, IL 60196
Baron Capital, Inc.(5)......................                   6,135,100           18.38%
  767 Fifth Avenue, 24th Floor
  New York, NY 10153
Hughes Communications Satellite Services, Inc.(6)             11,566,622           30.88%
  Building S66/D468
  Post Office Box 92424
  Los Angeles, CA 90009
XM Ventures(7)..............................                   6,479,443           16.35%
  c/o Noah Samara, as trustee
  2400 N St., N.W.
  Washington, DC 20037
Directors and Executive Officers
Douglas I. Brandon(8).......................                       5,000               *
Robert L. Goldsmith(9)(10)..................                     151,357               *
Pradeep P. Kaul(8)..........................                       6,000               *
Billy J. Parrott(8)(11).....................                      17,500               *
Gary M. Parsons(9)(10)......................                     450,990            1.39%
Walter V. Purnell, Jr.(9)(10)(12)...........                     112,387               *
Andrew A. Quartner(8)(13)...................                      21,000               *
Jack A. Shaw(8).............................                       6,000               *
Roderick M. Sherwood III(8).................                       6,000               *
Michael T. Smith(8).........................                       7,000               *
Randy S. Segal(9)(10).......................                     161,841               *
W. Bartlett Snell(10).......................                      40,000               *
All Directors and Executive Officers as a group (12
  persons)(8)(9)(10)........................                     985,075            3.03%
-----------
  *  Less than 1%

(1) Certain holders of common stock, including each of the beneficial owners of more than 5% of the common stock ("5% Stockholders") listed in the table are parties to a stockholders' agreement dated December 1, 1993 (the "Stockholders' Agreement"). The 5% Stockholders who are parties to the Stockholders' Agreement may be deemed to constitute a group having beneficial ownership of all common stock held by members of such group. See "Certain Relationships and Related Party Transactions." Each such 5% Stockholder disclaims beneficial ownership as to shares of common stock held by other 5% Stockholders.

(2) Through its subsidiaries, Transit Communications, Inc. (681,818 shares), Satellite Communications Investments Corporation (1,113,135 shares) and Space Technologies Investments, Inc. (1,206,192). Transit Communications, Inc. is indirectly 80%-owned by LIN Broadcasting Corporation, which is an indirect subsidiary of AT&T Wireless. Satellite Communications Investments Corporation and Space Technologies Investments, Inc. are direct or indirect subsidiaries of AT&T Wireless.

(3) Singapore Telecom is approximately 80%-owned by Temasek Holdings (Private) Ltd., a Singapore holding company that is wholly owned by the Government of Singapore. Includes 812,500 shares of common stock issuable upon exercise of warrants issued in connection with the guarantees of the bank financings.

(4) Motorola, Inc. has granted to the Underwriters an option to purchase up to 1,050,000 shares of common stock to cover overallotments. If all of such shares are sold by Motorola, Motorola would beneficially own 5,470,532 shares representing approximately 16.8% of our common stock.

(5)      Includes  812,500  shares of common  stock  issuable  upon  exercise of
         warrants   issued  in  connection  with  the  guarantees  of  the  bank financings.

(6) Hughes Communications Satellite Services, Inc. ("HCSSI") is an indirect wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation. Includes 25,000 shares of common stock issuable upon exercise of warrants issued to HCSSI on January 19, 1996, in connection with a prior interim financing facility guarantee and 4,875,000 shares of common stock issuable upon exercise warrants issued in connection with the bank financings.

(7) Information about XM Ventures is as of July 7, 1999. Excludes 2,134,801 shares that we have agreed to issue to XM Ventures, subject to stockholder approval. If such shares are issued to XM Ventures, XM Ventures would beneficially own approximately 20.92% of our common stock.

(8) Includes shares issuable upon the exercise of options granted under American Mobile's Stock Option Plan for Non-Employee Directors which options are vested and exercisable within sixty days after June 30, 1999, subject to compliance with applicable securities laws.

(9) Includes shares owned through American Mobile's matching 401(k) Plan and/or Employee Stock Purchase Plan.

(10) Includes shares issuable upon the exercise of options granted under American Mobile's 1989 Employee Stock Option Plan which options are vested and exercisable within sixty days after June 30, 1999, subject to compliance with applicable securities laws. Also includes shares of restricted stock awarded under American Mobile's 1989 Employee Stock Option Plan, which are subject to a number of conditions of forfeiture.

(11) Includes 7,500 shares owned by Private Networks, Inc., a company in which Mr. Parrott owns a one-third equity interest. Mr. Parrott disclaims beneficial ownership as to all such shares of common stock.

(12) Includes 200 shares owned by Mr. Purnell's wife, as to which Mr. Purnell disclaims beneficial ownership.

(13) Includes 1,050 shares owned by trusts for the benefit of each of Mr. Quartner's three children, of which Mr. Quartner is trustee, and 100 shares owned by Mr. Quartner's wife. Mr. Quartner disclaims beneficial ownership as to all such shares of common stock.


            PROPOSAL 1. APPROVAL OF ISSUANCE OF STOCK TO XM VENTURES
            --------------------------------------------------------

The Exchange Transaction
------------------------

On July 7, 1999, the Company acquired from XM Ventures, a trust established by WorldSpace, Inc. ("WorldSpace"), all of WorldSpace's debt and equity interests in XM Satellite Radio Holdings, Inc. ("XM Radio"), other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of the Company's Common Stock (the "Exchange Transaction"). Concurrently with this transaction, XM Radio issued $250 million of subordinated convertible notes to several new strategic and financial investors, including General Motors Corporation ("General Motors"), Clear Channel Investments, Inc. ("Clear Channel"), DIRECTV Enterprises, Inc. ("DIRECTV"), Telcom Ventures, Columbia Capital and Madison Dearborn Partners (the "Private Placement"). Immediately thereafter, XM Radio reorganized its capital structure. XM Radio used $75 million of the proceeds from these notes to repay the outstanding loan payable to WorldSpace. The foregoing transactions are referred to herein collectively as the "Transaction."

At the closing of the Exchange Transaction, the Company issued 6,479,443 shares of Common Stock to XM Ventures and now holds 100% of XM Radio's Class B common stock, which are the only shares of XM Radio's capital stock outstanding. The Company also agreed, subject to stockholder approval, to issue the remaining 2,134,801 shares to XM Ventures (the "Additional Issuance").

Vote Required
-------------

The Company's Common Stock is quoted on the Nasdaq National Market. Under the rules of the Nasdaq National Market, the Company must obtain stockholder approval prior to the issuance of Common Stock if (a) the issuance of such securities is in connection with the acquisition of the stock or assets of another company and (b) either (i) the common stock to be issued in the transaction will have upon its issuance voting power equal to or in excess of 20% of the voting power of the Company's common stock outstanding before such issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. Accordingly, the Company must obtain approval of the Additional Issuance from its stockholders before such Additional Issuance occurs, because the shares of Common Stock issued to XM Ventures at the closing of the Exchange Transaction, together with the Additional Issuance, will represent more than 20% of the voting power of the Company's Common Stock or more than 20% of the number of shares of Common Stock outstanding prior to such Additional Issuance.

The affirmative vote of a majority of the total votes cast, excluding shares of Common Stock held by XM Ventures, is required to approve the Additional
Issuance. In connection with the Exchange Transaction, the holders of approximately 74% of the Company's Common Stock (Hughes Communications Satellite Services, Inc., Motorola, Inc., Singapore Telecommunications Limited, BAMCO, Inc. and AT&T Wireless Services, Inc.) have agreed to vote in favor of the Additional Issuance. Such shares of Common Stock will be sufficient to establish a quorum and to approve the Additional Issuance without the vote of any other stockholder.

The Board of Directors unanimously approved the Exchange Transaction and recommends that stockholders approve the Additional Issuance. Stockholders are not being asked to approve the Exchange Transaction. A failure of the Company's stockholders to approve the Additional Issuance will not affect the closing of the Exchange Transaction.

The Exchange Transaction had a dilutive effect on the voting rights of the holders of the Company's Common Stock. As a result of the Exchange Transaction, assuming stockholder approval of the Additional Issuance, XM Ventures will beneficially own approximately 20.9% of the Company's Common Stock outstanding as of such date, assuming no additional stock is issued prior to such date. Although the Company will not be required to make the Additional Issuance if stockholder approval is not received, any failure by the Company to obtain such approval will not affect the survival or validity of its representations and warranties or covenants to WorldSpace. WorldSpace will have a cause of action against the Company for damages caused by a breach by the Company of its representations and warranties and covenants and will be entitled to indemnity for all reasonable costs and expenses (including legal fees) incurred by WorldSpace in prosecuting such an action.

Background of the Company's Investment in XM Radio and Reasons for the
----------------------------------------------------------------------
Exchange Transaction
--------------------

In December 1992, the Company formed a new, wholly owned subsidiary, XM Satellite Radio Inc. ("XMSR", formerly American Mobile Radio Corporation), for the purpose of procuring a digital audio radio service license ("DARS") from the Federal Communication Commission ("FCC"). XMSR's business activity from December 1992 through 1996 was insignificant. In May 1997, the Company formed another subsidiary, XM Radio (formerly AMRC Holdings Inc.), as a holding company for XMSR. XM Radio owns all of the outstanding stock of XMSR. Also in May 1997, pursuant to various financing agreements among the Company, WorldSpace, XMSR and XM Radio, WorldSpace acquired 20% of the voting interest in XM Radio, as well as certain options to acquire additional capital stock of XM Radio, and also agreed to provide additional loans to fund XMSR's bid for a DARS license. In October 1997, the FCC awarded XMSR one of two DARS licenses, in exchange for payment to the FCC of the approximately $90 million bid at the DARS license auction.

In approving the Exchange Transaction, the Board of Directors concluded that its interest in XM Radio offered potentially significant future value to the Company and its stockholders, and that such potential value would increase with the increased business potential of XM Radio. In order to develop and offer a satellite-based commercial digital radio service in accordance with XM Radio's business plan, however, XM Radio requires significant additional capital.
Although the Company has no legal obligation and does not intend to fund the development of XM Radio's business, the Board of Directors noted that XM Radio's ability to attract additional capital would be enhanced if new investors could participate in an equity structure in XM Radio that would not be diluted by WorldSpace's ownership interests. By facilitating an infusion of new funding for XM Radio, the Board of Directors also believed that it could attract investors who would bring strategic and competitive advantages to XM Radio.

Following the Exchange Transaction, the Company owns all of the issued capital stock of XM Radio. If all securities convertible into voting stock of XM Radio were converted, the Company would own approximately 37% of the economic interest and approximately 62% of the voting interest in XM Radio. The $250 million of Series A subordinated convertible notes are convertible into either XM Radio's Class A common stock or Series A convertible preferred stock at the election of the holders and, automatically, upon the occurrence of certain events, including an initial public offering of XM Radio yielding gross proceeds in excess of $100 million and above a prescribed per share value. In addition, the Class B common stock of XM Radio owned by the Company is convertible on a one for one basis into Class A common stock, as follows: (1) at any time at the Company's discretion, (2) following XM Radio's initial public offering, at the direction of the holders of a majority of the then outstanding shares of XM Radio's Class A common stock (which majority must include at least 20% of the public holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of Class A common stock. Such conversion will be effected only upon receipt of FCC approval. In the event of such a conversion of the Company's Class B common stock of XM Radio into Class A common stock, the Company's voting interest in XM Radio will be reduced to approximately 37%.

The Company also is a party to a shareholders' agreement containing, among other provisions, restrictions on the ability of the Company to transfer any shares of XM Radio's common stock and an agreement relating to the composition of XM Radio's board of directors. Additional information regarding the XM Radio shareholders' agreement is included in the Company's Current Report on Form 8-K dated July 9, 1999 and incorporated by reference in this proxy statement. See "Where to Get Additional Information."

Opinion of Bear Stearns
-----------------------

American Mobile engaged Bear, Stearns & Co. Inc. ("Bear Stearns") to render a fairness opinion in connection with the Transaction based on Bear Stearns' experience and expertise, particularly in providing advice to companies in the technology and telecommunications industries, as well as on Bear Stearns' prior investment banking relationship and familiarity with American Mobile. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On June 7, 1999, Bear Stearns delivered to American Mobile's Board of Directors its oral opinion (subsequently confirmed in writing) to the effect that, as of the date thereof, and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by American Mobile in exchange for American Mobile's issuance of Common Stock to XM Ventures in the Transaction (collectively, the "Consideration") was fair, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile.

The full text of Bear Stearns' opinion dated as of June 7, 1999, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is incorporated herein by reference. The summary of Bear Stearns' opinion set forth below is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix A to this Proxy Statement. American Mobile stockholders are urged to read carefully Bear Stearns' opinion in its entirety.

In reading the discussion of such fairness opinion set forth below, American Mobile stockholders should be aware that Bear Stearns' opinion:

o was provided to the American Mobile Board of Directors for its sole benefit and use and was directed only to the fairness of the Consideration, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile;

o did not constitute a recommendation to the American Mobile Board of Directors in connection with the Transaction;

o did not address any other transactions or arrangements to be entered into or payments to be made, directly or indirectly, by or to American Mobile or any other person as part of, or concurrently with, the Transaction;

o did not address the merits of the underlying business decision by American Mobile to engage in the Transaction or the price or range of prices at which shares of American Mobile common stock may trade subsequent to the announcement or consummation of the Transaction; and

o did not constitute a recommendation to any holder of American Mobile Common Stock as to how to vote in connection with the Additional Issuance, or any matter related thereto.

Although Bear Stearns evaluated the fairness of the Consideration, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile, the Consideration itself was determined by American Mobile and WorldSpace through arm's- length negotiations. Bear Stearns provided advice to American Mobile during the course of such negotiations. American Mobile did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In the course of its analyses for rendering its opinion, Bear Stearns, among other things:

o    reviewed the June 5, 1999 draft Exchange Agreement;

o reviewed the June 5, 1999 draft Summary of Principal Terms and Conditions, Proposed Issuance of Subordinated Convertible Notes;

o reviewed the June 6, 1999 draft Note Purchase Agreement by and between XM Radio and the investors named therein;

o reviewed the June 4, 1999 draft Amendment No. 1 to the Bridge, Additional Amounts and Working Capital Loans;

o reviewed American Mobile's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 through 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;

o reviewed certain operating and financial information, including projections, provided to it by management of American Mobile and XM Radio relating to American Mobile's and XM Radio's respective businesses and prospects;

o met with certain members of the senior managements of American Mobile and XM Radio to discuss the respective operations, historical financial statements and future prospects of American Mobile and XM Radio;

o reviewed the historical prices and trading volume of American Mobile's Common Stock;

o reviewed publicly available financial data, stock market performance data and valuation parameters of a company which Bear Stearns deemed generally comparable to XM Radio;

o reviewed the terms of a recent transaction involving the issuance of a note convertible into shares of XM Radio common stock; and

o conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections (including any expected synergies reflected therein), provided to Bear Stearns by American Mobile and XM Radio. With respect to American Mobile and XM Radio's projected financial results, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of American Mobile and XM Radio as to the expected future performance of American Mobile and XM Radio, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the projections provided to Bear Stearns and further relied upon the assurances of the senior managements of American Mobile and XM Radio that they are unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not conduct a physical inspection of any of the properties or assets, and did not perform or obtain any independent appraisal of the assets or liabilities, of American Mobile or XM Radio, nor was it furnished with any such appraisals. Bear Stearns' opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date thereof. Accordingly, although subsequent developments may affect

Bear Stearns' opinion, Bear Stearns undertook no obligation to update, revise or reaffirm its opinion. In rendering its opinion, Bear Stearns assumed that the Transaction would be consummated on substantially the terms described in the draft Exchange Agreement and related documents that it reviewed as described above.

Financial  Analysis of Bear  Stearns.  The  following is a brief  summary of the
-------------------------------------
material valuation, financial and comparative analyses considered by Bear Stearns in connection with the rendering of Bear Stearns' opinion. Such summary does not purport to be a complete description of the analyses underlying Bear Stearns' opinion.

In performing its analyses, Bear Stearns relied solely on the assumptions made by American Mobile and XM Radio with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, American Mobile, and XM Radio. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, Bear Stearns' opinion was among several factors taken into consideration by the American Mobile Board of Directors in making its determination to approve the Transaction. Based on the closing stock price for American Mobile common stock on June 4, 1999 of $16.06 per share, the Exchange Transaction implied an equity value of XM Radio of $567.9 million or $696,652 per share.

Discounted  Cash Flow Analysis.  Bear Stearns  performed a discounted  cash flow
-------------------------------
("DCF") analysis of XM Radio based on projections for the fiscal years 1999 through 2008 provided by XM Radio. These projections reflected certain synergies expected by management of XM Radio to be created through distribution and other agreements with General Motors, DIRECTV, and Clear Channel (collectively, the "Strategic Partners"). XM Radio's management prepared an "optimistic" and "conservative" case regarding the potential impact of such agreements. Bear Stearns relied on the "conservative" case for this analysis. Bear Stearns used discount rates of a range of 25% to 30%, based on a satellite broadcasting industry weighted average cost of capital. In performing its analysis, Bear Stearns used terminal EBITDA multiples of 7.0x to 10.0x. Bear Stearns added the present values of the discounted free cash flows to the present values of the terminal values to arrive at a range of implied enterprise values of XM Radio. Bear Stearns then deducted long-term debt and added cash to the implied enterprise values of XM Radio to arrive at a range of equity values for XM Radio. This analysis implied an equity value per share range of $1,491,888 to $3,240,887.

Analysis of Precedent XM Radio  Transaction.  Bear Stearns reviewed and analyzed
-------------------------------------------
the financial terms of a recent transaction involving securities of XM Radio (the "Precedent XM Radio Transaction") and compared the financial terms of such transaction to those of the Transaction for purposes of this analysis. The Precedent XM Radio Transaction was American Mobile's issuance of a $21.5 million note to an investor convertible into 24.5 shares of XM Radio common stock held by American Mobile. Bear Stearns reviewed the consideration given and the conversion ratio in the Precedent XM Radio Transaction. Bear Stearns noted that the Precedent XM Radio Transaction was not identical to the Transaction and that, accordingly, any analysis of the Precedent XM Radio Transaction necessarily involved complex considerations and judgments concerning differences in value and consideration. Bear Stearns' analysis of the Precedent XM Radio Transaction indicated that the implied conversion price per share for the investor's XM Radio convertible note was $875,000 per share.

Analysis of Publicly Traded Company. Bear Stearns compared certain operating and ----------------------------------- financial information for XM Radio to certain publicly available operating, financial, trading and valuation information of CD Radio, Inc. ("Comparable Satellite Broadcasting Company"). Although Bear Stearns used this company for comparison purposes, it is not identical to XM Radio. Bear Stearns' analysis indicated that the Comparable Satellite Broadcasting Company's enterprise value to 2003, 2004, and 2005 estimated revenue yielded forward multiples of 2.3x, 1.1x, and 0.7x, respectively. The Comparable Satellite Broadcasting Company's enterprise value to 2004 and 2005 estimated EBITDA yielded forward multiples of 3.8x and 1.5x, respectively. Bear Stearns applied a 20% discount to the Comparable Satellite Broadcasting Company's forward multiples to reflect XM Radio's additional financing risk, potential time to market delay and the incremental capital CD Radio has invested in its operations to date. After the discount, the implied forward revenue multiples were 1.8x, 0.9x, and 0.6x for 2003, 2004, and 2005, respectively, and the implied forward EBITDA multiples were 3.0x and 1.2x for 2004 and 2005, respectively. Application of XM Radio's projected revenue yielded a range of per share values of $682,649 to $1,335,237. Application of XM Radio's projected EBITDA yielded a range of per share values of $966,524 to $1,376,449.

Has/Gets Analysis.  Based on a DCF analysis, Bear Stearns examined the projected
------------------
per share value held by American Mobile stockholders pre- and post- Transaction. The American Mobile DCF value was derived using a range of discount rates of 16% to 20% and terminal EBITDA multiples of 4.0x to 7.0x. The XM Radio DCF value was derived using a range of discount rates of 25% to 30% and terminal EBITDA multiples of 7.0x to 10.0x. Total pre-Transaction value held by American
Mobile's  shareholders  was determined by summing their 100% ownership  stake in
American Mobile with their 21.5% ownership interest in XM Radio. The pre-Transaction DCF value of XM Radio was derived using stand-alone financial projections provided by XM Radio without giving effect to agreements with Strategic Partners. Total post-Transaction value held by American Mobile stockholders was determined by summing their reduced ownership in American Mobile of 83.3% with their increased ownership stake in XM Radio of 30.7%. The post- Transaction DCF value of XM Radio was derived using financial projections provided by XM Radio, which included operating synergies resulting from agreements with the strategic partners. This analysis suggested that the

Transaction should result in accretion in total value to American Mobile's stockholders when the operating synergies from the Strategic Partners are included in the value of XM Radio.

Impact of Strategic Partners.  Bear Stearns examined the financial impact of the
-----------------------------
Strategic Partners on XM Radio. As part of Bear Stearns' analysis, it reviewed and compared XM Radio's financial projections pre-Transaction, reflecting no Strategic Partner impact, with XM Radio's financial projections post-Transaction, reflecting the operational agreements with and potential enhancements from the Strategic Partners. XM Radio's management prepared an "optimistic" and "conservative" case regarding the potential impact of the Strategic Partners. Bear Stearns relied on the "conservative" case for this analysis. Based on DCF analyses, Bear Stearns examined the enterprise value of XM Radio pre-and post-Transaction. The DCF analysis indicated that the enterprise value of XM Radio increased due to the involvement of the Strategic Partners.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering Bear Stearns' opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor considered by such firm. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Bear Stearns' analyses of the fairness of the Consideration, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile.

Fee  Arrangements.  Pursuant  to the terms of its  engagement  letter  with Bear
-----------------
Stearns, American Mobile paid a customary fee to Bear Stearns in connection with the delivery of Bear Stearns' opinion. American Mobile has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

Bear Stearns has been previously engaged by American Mobile to provide certain investment banking and financial advisory services in connection with American Mobile's acquisition of ARDIS Company in 1998 and to act as lead manager on an offering of senior notes and warrants in 1998, for which (in each case) it received customary compensation. Bear Stearns is also acting as lead manager for American Mobile's pending offering of up to 7 million shares of its Common Stock. In the ordinary course of business, Bear Stearns may actively trade the equity securities of American Mobile for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Bear Stearns also acted as exclusive joint placement agent on the Private Placement and received customary compensation from XM Radio for such services. American Mobile and XM Radio expressly waived any actual or potential conflicts of interest in connection with Bear Stearns' engagement by American Mobile to render its fairness opinion, on the one hand, and its engagement by XM Radio to act as exclusive joint placement agent in the Private Placement, on the other hand.

Pro Forma Summary Financial and Other Data
------------------------------------------

The following summary pro forma financial information gives effect to the XM Radio transactions and the related XM Radio financing as if such transactions had been consummated on March 31, 1999 in the case of the Unaudited Pro Forma Consolidated Condensed Balance Sheet of American Mobile, and on January 1 of each of the periods presented in the case of the Unaudited Pro Forma Consolidated Condensed Statements of Operations of American Mobile. The pro forma operating results for the year ended 1998 also give effect to the March 31, 1998 acquisition of ARDIS Company and concurrent units offering of senior notes and warrants as if such transactions had been consummated on January 1, 1998. The summary pro forma consolidated condensed financial information is presented for illustrative purposes only and is not necessarily indicative of what American Mobile's actual financial position and results of operations would have been had the above-referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by American Mobile in the future.

The following data should read in conjunction with the pro forma financial information and American Mobile's Consolidated Financial Statements and related notes and XM Radio's Consolidated Financial Statements and related notes includes in the Company's Current Report on Form 8-K dated July 9, 1999 and incorporated by reference herein. See "Where to Get Additional Information."




                                                      For the Three Months                  For the Year Ended
                                                      Ended March 31, 1999                   December 31, 1998
                                               ---------------------------------- ------------------------------------

                                               (Dollars in  thousands, except subscribers and revenue per unit)

Statement of Operations Data:
Revenue:
     Services                                              $   16,164                              $  67,396
     Sales of equipment                                         4,066                                 29,757
                                                           ----------                              ---------
          Total revenue                                        20,230                                 97,153

Operating loss                                                (30,573)                              (112,340)
Net loss                                                      (47,010)                              (185,365)

Other Financial and Operating
Data:
Number of subscribers (end of period)                         113,000                                105,700
Average monthly revenue per unit                                   49                                     60
EBITDA                                                        (16,107)                               (53,047)
Depreciation and amortization                                  14,466                                 59,293
Capital expenditures                                           53,173                                 57,699


                                                      As of March 31, 1999
                                               ----------------------------------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents                                  $  175,323
Restricted investments                                        109,661
Property and equipment, net                                   239,615
Total assets                                                  927,868
Total debt                                                    776,307
Total stockholders' equity                                     51,244



Overview of XM Radio
--------------------

XM Radio is a development stage company seeking to become a nationwide provider of digital quality audio entertainment and information programming transmitted directly by satellites to car, home, and portable radios. XM Radio owns one of two FCC licenses to provide satellite digital audio radio service for the United States. XM Radio is developing its service, which it will call "XM Radio," to provide a wide variety of music, news, talk, sports, and other programming offering up to 100 distinct channels. XM Radio believes that customers will be attracted to the broad offering of formats and the service's digital quality sound, coast-to-coast coverage, and text display features.

XM Radio currently is constructing its satellite system and contracting with third-party programmers, vendors, and other partners. Key milestones achieved include the following:

                  o Raised approximately $331 million of capital to date, net of expenses and repayment of debt, including recent investments by several strategic and financial investors;

                  o Long-term  agreement  with the  OnStar  division  of General
                    Motors Corporation covering the installation and exclusive marketing and distribution of XM Radio service in GM vehicles;

                  o Contract with Hughes Space and Communications International,
                    Inc. for delivery and launch of two high-powered satellites;

                  o Agreement with  STMicroelectronics,  a leading digital audio chipset manufacturer, for the design and production of chipsets for XM radios;

                  o Contracts with Alpine Electronics,  Pioneer, SHARP and Delco
                    Electronics to manufacture and distribute XM radios; and

                  o Agreements  with  leading  specialty  programmers  including
                    Black Entertainment Television, Inc., Bloomberg Communications Inc., Cable News Network LP, National Cable Satellite Corporation (C-SPAN), AsiaOne Network, L.L.C., Hispanic Broadcasting Corporation (formerly Heftel), One-on-One Sports Radio Network, Inc., Radio One, Inc. and Salem Communications Corporation.

XM Radio is designing its system to provide satellite radio to the continental United States and coastal waters using S-Band radio frequencies allocated by the FCC for satellite radio. The XM Radio system will be capable of providing high quality satellite radio services to mobile XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations.

XM Radio's principal executive offices are located at 1250 23d Street, N.W., Washington, D.C. 20037, telephone: (202) 969-7100.

Selected Financial Data
-----------------------

Set forth below is selected financial data for XM Radio for the periods indicated. The selected financial data should be read in conjunction with the consolidated financial statements and related notes of XM Satellite Radio Holdings Inc. and Subsidiary included in the Company's Current Report on Form 8-K dated July 9, 1999 and incorporated by reference in this proxy statement. See "Where to Get Additional Information."


                                      December 15, 1992
                                     (Date of Inception)          Years Ended               Three Months Ended
                                       to December 31,            December 31,                    March 31,
                                       ---------------            ------------                ---------

                                            1998               1997           1998            1998         1999
                                            ----               ----           ----            ----         ----
                                                         (In thousands, except share data)

Statements of Operations Data:

Revenue                                   $       -            $       -      $       -       $       -    $       -
                                          ---------            ---------      ---------       ---------    ---------

Operating expenses:
   Research and development                   6,941                    -          6,941           1,933          748
   Professional fees                          6,332                1,090          5,242           1,050        1,297
   General and administrative                 4,030                   20          4,010             117        2,376
                                          ---------                   --          -----             ---        -----
   Total operating expenses                  17,303               (1,110)        16,193           3,100        4,421
                                          ---------              -------         ------           -----        -----
Interest income (expense), net                 (523)                (549)            26              --           54
Net loss                                  $ (17,826)             $(1,659)      $(16,167)        $(3,100)     $(4,367)
                                          =========              =======       =========        =======      =======
Net loss per share                        $(146,115)            $(13,941)     $(129,336)       $(24,800)    $(34,936)
                                          =========             ========      ==========       ========     ========
Weighted average shares used in
   computing net loss per share -
   basic and diluted                            122                  119            125             125          125



                                             December 31,       December 31,      March 31, 1999
                                                1997               1998             (Unaudited)
                                             ------------       ------------      --------------
                                                    (In thousands)


Balance Sheets Data:

Cash and cash equivalents..                   $     1          $     310          $   3,442
System under construction..                    91,932            169,029            219,455
Total assets...............                    91,933            170,485            224,405
Total debt.................                    82,504            140,298             78,906
Total liabilities..........                    82,944            177,668            235,955
Stockholders' equity (deficit)                  8,984            (7,183)           (11,550)


XM Radio -- Management's Discussion and Analysis of Financial Condition
-----------------------------------------------------------------------
and Results of Operations
-------------------------

XM Radio is a development stage company engaged in the construction of its satellite radio service. As such, it currently generates no revenue and is incurring significant operating losses. Prior to the Exchange Transaction, the Company accounted for XM Radio according to the equity method of accounting. As a result of the Exchange Transaction, the Company will consolidate XM Radio's accounts and operating results with its own until such time, if ever, as the Company no longer controls XM Radio. XM Radio incurred aggregate net losses of approximately $1.7 million from its inception through December 31, 1997, and an additional $20.5 million in the 15-month period ended March 31, 1999. Additionally, in accordance with generally accepted accounting principles, the Company restated its financial statements for the year ended December 31, 1998, and the quarter ended March 31, 1999, to effect its share of XM Radio's losses based on our voting equity interest in XM Radio during those periods. This resulted in the Company's recording additional net losses of approximately $12.6 million for the year ended December 31, 1998, and $3.5 million for the quarter ended March 31, 1999.

XM Radio has raised approximately $331.0 million of capital to date, net of expenses and repayment of debt, including $250.0 million of gross proceeds of subordinated convertible notes issued on July 7, 1999. These funds have been used to acquire XM Radio's FCC license, make required payments under XM Radio's satellite contract with Hughes, and for working capital and operating expenses. Of the funds raised by XM Radio prior to July 7, 1999, the Company provided approximately $1.7 million, $21.4 million was provided by the XM Note Receivable described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" contained in the Company's annual report on Form 10-K for the year ended December 31, 1998, and the remainder was provided by WorldSpace. On July 7, 1999 the Company acquired WorldSpace's debt and equity interests in XM Radio, other than a $75 million loan from WorldSpace to XM Radio, in exchange for approximately 8.6 million shares of the Company's common stock. Concurrently with this transaction, XM Radio issued $250 million of subordinated convertible notes to several new strategic and financial investors. XM Radio used $75 million of the proceeds from the notes to repay the outstanding loan payable to WorldSpace. As a result of these transactions, the Company owns all of the issued and outstanding stock of XM Radio, although several large notes convertible into equity of XM Radio are outstanding. WorldSpace no longer owns any direct equity or debt interest in XM Radio. The XM Note Receivable (which also is convertible into XM Radio stock) presently has an outstanding balance of approximately $21.7 million, including accrued interest. Assuming a subsequent conversion of all outstanding convertible notes of XM Radio into voting stock, the Company would own approximately 37% of the economic interest in XM Radio.

XM Radio currently estimates that it will require approximately $750.0 million in addition to the amounts it has raised thus far to develop and commercially launch its system, which is currently expected in 2001. Even after its service is launched commercially, XM Radio anticipates that it will need substantial further funding to cover its cash requirements before it begins generating positive cash flow from operations. XM Radio's actual financing requirements will depend on how the business develops over the next two years and cannot be estimated at the present time. XM Radio's primary uses of funds will include satellite construction and launch, launch and in-orbit insurance premiums, construction of its terrestrial repeater system, development of the satellite radio ground segment, and working capital and operating expenses.

XM Radio has significant payment obligations under a long-term distribution agreement with the OnStar division of General Motors. This agreement provides for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of XM Radio's commercial operations, General Motors has agreed to distribute XM Radio's service to the exclusion of other S-band satellite digital radio services. XM Radio has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, XM Radio has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. XM Radio must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. This percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The agreement is subject to renegotiation if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving XM Radio's service, starting with
1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiation.

XM Radio expects to satisfy its future funding requirements by selling debt or equity securities, publicly and/or privately, and by obtaining loans or credit lines from banks or other financial institutions. Any such sale could reduce our interest in XM Radio. In addition, XM Radio plans to seek funds through vendor financing arrangements in connection with construction of its terrestrial repeater system. XM Radio's projections regarding its funding requirements are forward-looking, and XM Radio's actual requirements could vary materially from its projections, due to a variety of factors, some of which are outside of the control of XM Radio, including unexpected costs, unforeseen delays, engineering design changes, launch failures, satellite anomalies, adverse regulatory developments, or other unanticipated events.

The Company is not required to provide any additional funding to XM Radio, and the Company expects that XM Radio will continue to obtain substantially all of its required funding from other sources. Accordingly, the Company does not expect that development of the XM Radio business will have a material effect on its consolidated liquidity, capital resources or cash flows.


Certain Transactions Involving the Exchange Transaction and XM Radio
--------------------------------------------------------------------

Registration  Rights.  The Company is  obligated  to register  for resale,  on a
---------------------
delayed or continuous basis, under the Securities Act of 1933, as amended, the shares of its Common Stock acquired by XM Ventures or the holders of its Common Stock in the Exchange Transaction. The Company may suspend the effectiveness of the resale registration statement, at its option, up to two times in any consecutive 365-day period, for no more than 30 consecutive days per suspension, separated, in each case, by at least 60 days from any prior blackout period, in the event of certain significant business combinations or similar material transactions, if (i) the Board of Directors determines, in the exercise of its reasonable judgment, that disclosure of such transaction in the resale registration statement is not in the Company's best interests, and (ii) the Company provides notice of such determination to XM Ventures.

Whenever the Company proposes to register any of its securities in an underwritten offering under the Securities Act, whether or not for its own account, on a form that may also be used for the registration of the shares issued to XM Ventures in the Exchange Transaction, XM Ventures and the other holders of common stock issued in the Exchange Transaction may request that the Company include, or "piggyback," in such registration all of the shares issued to XM Ventures in the Exchange Transaction. The piggyback registration rights granted to XM Ventures are subject and subordinate to the registration rights under all of the Company's other existing registration rights agreements with other parties. In addition, XM Ventures may not exercise such piggyback registration rights in the Company's first public offering that occurs after July 7, 1999.

In addition, beginning on the later of July 7, 2001 or the exercise or expiration of all demand registration rights under all of the Company's other existing registration rights agreements with other parties, but in no event later than July 7, 2002, irrespective of whether all demand registration rights under all of such other existing registration rights agreements with other parties have been exercised or expired, XM Ventures and the other holders of common stock issued in the Exchange Transaction shall be entitled to two underwritten demand registrations on customary terms and procedures. These demand registrations are subject to the right of the Company's Board of

Directors to delay any such registration for up to 90 days upon its good faith determination that such registration is not in the Company's best interests at that time.

XM  Ventures   Transfer   Restrictions.   XM  Ventures  has  agreed  to  certain
---------------------------------------
restrictions on the transfer of shares of Common Stock received in connection with the Exchange Transaction. At the closing, XM Ventures was permitted to sell or otherwise dispose of and/or distribute to certain stockholders of WorldSpace ("WorldSpace Stockholders") and/or holders of options or other rights to acquire an interest in WorldSpace ("Option Holders") (if and when the Option Holders become stockholders in WorldSpace) up to 1.7 million shares of Common Stock. On or after the last day of each consecutive 3-month period following the closing, XM Ventures may sell or otherwise dispose of and/or distribute to the WorldSpace Stockholders and/or Option Holders (if and when such Option Holders become stockholders of WorldSpace) up to an additional 20% of the acquired Common Stock.

XM Ventures and each of the WorldSpace Stockholders or Option Holders that beneficially own (as determined under Rule 13d-3 of the Securities Exchange Act of 1934) more than 1% of the then outstanding shares of Common Stock (the "Significant Stockholders"), without the prior written consent of American Mobile, which consent is not to be unreasonably withheld, may not (i) knowingly transfer in a directed sale any of the Common Stock held by them to: (A) WorldSpace or any affiliate of WorldSpace (other than a WorldSpace Stockholder or Option Holder in accordance with the terms of the Exchange Agreement); (B) any alien or the representative of any alien; or (C) any corporation, partnership, or other legal entity of which more than one-fourth of the capital stock or other ownership interests is owned of record or voted by aliens, their representatives, or by a foreign government or representative thereof; or (ii) transfer, in any single transaction or in any related series of transactions to any individual, entity, or group of individuals or entities, such number of shares of Common Stock held by them constituting 5% or more of the then outstanding shares of Common Stock.

XM Ventures Voting Restrictions. From July 8, 1999 until the first date on which XM Ventures and the Significant Stockholders hold less than 15% of the then outstanding shares of Common Stock (the "Mirror Voting Period"), XM Ventures and each Significant Stockholder is obliged to, with respect to any vote or consent by the holders of Common Stock on any matter, be present in person or represented by proxy at any meeting of the American Mobile stockholders to consider such matter, and to vote such shares of Common Stock held by them, or sign any such consent, in proportion to the votes or consents of all other American Mobile stockholders voting on or consenting to such matter.

Following the expiration of the Mirror Voting Period, XM Ventures and the Significant Stockholders may vote the Common Stock held by XM Ventures and the Significant Stockholders, respectively, as each determines in its own discretion.

Other Information
-----------------

Restated  financial  statements  of the  Company  for the years  ended  December
31,1998, 1997 and 1996 and the periods ended March 31, 1999 and March 31, 1998 are included in the Company's Current Report on Form 8-K dated July 9, 1999 and incorporated by reference in this proxy statement. See "Where to Get Additional Information."

Certain other information regarding the Company's investment in XM Radio, including risks that may impair the value of the Company's investment and other transactions involving XM Radio, are included in the Company's Current Report of Form 8-K dated July 9, 1999 and incorporated by reference in this proxy statement. See "Where to Get Additional Information."

                  The Board of Directors recommends a vote FOR
                    the Issuance of the Additional Issuance.

                     PROPOSAL 2. AMENDMENT TO THE COMPANY'S
                     --------------------------------------
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                -------------------------------------------------
                TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                ------------------------------------------------
                             AUTHORIZED FOR ISSUANCE
                             -----------------------

On May 26, 1999, the Board of Directors approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 75,000,000 shares to 150,000,000 shares.

As of July 14, 1999, there were 39,136,801 shares of the Company's Common Stock issued and outstanding out of 75,000,000 authorized shares of Common Stock. As of July 14, 1999, approximately 13,763,916 additional shares of Common Stock were reserved for issuance pursuant to the Company's stock option plans and other employee benefit plans, upon exercise of outstanding warrants, and for issuance to XM Ventures under the Exchange Agreement. In addition, the Company has filed a registration statement relating to the offer and sale of up to 7,000,000 newly issued shares. Consequently, there are a total of 59,900,717 shares of Common Stock issued and outstanding or reserved for future issuance, and there are only approximately 15,099,283 authorized shares remaining available for future issuance. The Company's Amended and Restated Certificate of Incorporation also presently authorizes 200,000 shares of Preferred Stock, which will not be changed by the proposed amendment.

The increase in the number of authorized shares of Common Stock will provide additional authorized and unissued shares which may be used by the Company for any proper corporate purpose and without additional stockholder approval unless such approval is required by federal or state law or the rules and regulations of The Nasdaq Stock Market National Market. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, issuance as part or all of the consideration required to be paid by the Company for acquisition of other businesses or properties, and possible distributions or dividends to holders of Common Stock. Although many of the foregoing transactions will not require additional stockholder approval, the Company does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock or instruments convertible into or exercisable for Common Stock.

The additional shares of Common Stock for which authorization is sought will be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe for additional securities that may be issued by the Company. Although future issuances of additional shares of Common Stock will be authorized by the Board of Directors based on its judgment as to the best interests of the Company and its stockholders, any such future issuance of additional authorized shares would have the effect of diluting the voting power per share, and could have the effect of diluting the book value per share, of the outstanding shares of Common Stock. In addition, an increase in the authorized shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if additional shares of Common Stock were issued in response to a potential takeover. Such an effect could deter certain types of transactions that might be proposed, whether or not such transactions were favored by the majority of stockholders, and could enhance the ability of officers and directors to retain their positions.

If the amendment is authorized, the text of Paragraph A of Article FOURTH of the Company's Amended and Restated Certificate of Incorporation will be amended to read as follows:

                  "A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall be authorized to issue shall be one hundred fifty million two hundred thousand shares (150,200,000) shares. One hundred fifty million (150,000,000) of said shares shall be of a par value of $.01 per share and shall be designated common stock ("Common Stock") and two hundred thousand (200,000) of said shares shall be of a par value of $.01 per share and shall be designated Series Preferred Stock."

Recommendation and Vote Required
--------------------------------

The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to authorize the proposed amendment to the Amended and Restated Certificate of Incorporation.

   The Board of Directors Recommends a Vote FOR the Approval of this Proposal.


                                  OTHER MATTERS
                                  -------------

The Board of Directors is not aware of any other matters to be presented at the special meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

The Company does not expect any representative of the Company's accountant, Arthur Andersen LLP, to attend the meeting.

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with any instructions specified on such proxy and, where no instruction is specified, as indicated on such proxy.

                       WHERE TO GET ADDITIONAL INFORMATION
                       -----------------------------------

The SEC allows the Company to incorporate by reference the information filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings (File No. 0-23044) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         a. our annual report on Form 10-K for the year ended December 31, 1998;

         b. our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

         c. our report on Form 8-K dated June 7, 1999 and filed with the SEC on June 9, 1999; and

         d. our report on Form 8-K dated July 9, 1999 and filed with the SEC on July 9, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

                                   Randy Segal
                         Senior Vice President, General
                              Counsel and Secretary
                      American Mobile Satellite Corporation
                              10802 Parkridge Blvd.
                           Reston, Virginia 20191-5416
                                 (703) 758-6000

                                            By order of the Board of Directors,
                                            Randy S. Segal
                                            Senior Vice President and Secretary

Reston, Virginia
August 6, 1999

                                                                      Appendix A





                    [Letterhead of Bear, Stearns & Co. Inc.]


As of June 7, 1999

Board of Directors
American Mobile Satellite Corporation
10802 Parkridge Boulevard
Reston, VA  20191-5416
Attention:  Gary Parsons, Chairman

Gentlemen:

We understand that, as more fully described in the June 5, 1999 draft Exchange Agreement (the "Exchange Agreement") by and among American Mobile Satellite Corporation ("American Mobile"), WorldSpace, Inc. ("WorldSpace") and XM Satellite Radio Holdings Inc. ("XM Radio"), American Mobile intends to issue shares of common stock, par value $.01 per share, of American Mobile ("American Mobile Common Stock") to XM Ventures, a trust to be established by WorldSpace for the benefit of WorldSpace and/or the stockholders of WorldSpace (the "Trust"), in exchange for the XM Interest (as defined in and more fully described in the Exchange Agreement) (the "Purchase"). In consideration of American Mobile's receipt of the XM Interest, American Mobile would issue the First Transfer (as defined in the Exchange Agreement) at the Closing (as defined in the Exchange Agreement) and agree to issue the Second Transfer (as defined in the Exchange Agreement) only after satisfaction of the AMSC Stockholder Approval (as defined in the Exchange Agreement). The aggregate number of shares of American Mobile Common Stock issuable by American Mobile in the First Transfer and the Second Transfer would be 8,614,244. Prior to the Closing, WorldSpace would transfer to the Trust all of WorldSpace's right, title and interest in and to the XM Interest. After the Closing, neither WorldSpace nor the Trust would have any ownership interest in XM Radio.

We further understand that at the Closing, XM Radio would recapitalize (the "Recapitalization") its common stock into two classes - Class A Common Stock, having one vote per share (none of which would be outstanding) and Class B Common Stock, having three votes per share (the "XM Radio Class B Stock"). The shares of XM Radio common stock that American Mobile currently holds and the shares of XM Radio common stock that American Mobile would acquire in the Purchase as part of the XM Interest would be recapitalized into shares of XM Radio Class B Stock in the Recapitalization and no other shares of XM Radio Class B Stock would be outstanding. As part of the Recapitalization, pursuant to the terms of the Exchange Agreement, American Mobile would return the XM Interest to XM Radio for cancellation and XM Radio would issue to American Mobile a note (the "XM Radio Class B Note") convertible into approximately 174 shares of XM Radio Class B Stock (the "Exchange"). The XM Interest to be received by American Mobile in the Purchase (as immediately exchanged for the XM Radio Class B Note in the Exchange) and the shares of XM Radio Class B Stock to be received by American Mobile in exchange for its shares of XM Radio common stock in the Recapitalization are referred to herein collectively as the "Consideration" to be received by American Mobile.

We further understand that, as more fully described in the June 5, 1999 draft Summary of Principal Terms and Conditions, Proposed Issuance of Subordinated Convertible Notes (the "Summary of Principal Terms") and the June 6, 1999 draft Note Purchase Agreement by and between XM Radio and the investors named therein (the "Note Purchase Agreement"), XM Radio would issue at the Closing in a private placement (the "Private Placement") an aggregate of $250 million of Series A Subordinated Convertible Notes to General Motors Corporation, DIRECTV (a subsidiary of Hughes Electronics), Columbia Capital, Madison Dearborn, Telcom Ventures and Clear Channel Communications.

Finally, we further understand that, as more fully described in the Exchange Agreement, at the Closing, XM Radio would redeem the Retained XM Interest (as defined in the Exchange Agreement) and pay WorldSpace $75 million in cash (the "Redemption"). The Purchase, Recapitalization, Private Placement and Redemption are contingent on each other and would close concurrently; such transactions are referred to herein collectively as the "Transaction."

You have asked us to render our opinion as to whether the Consideration to be received by American Mobile in exchange for American Mobile's issuance of American Mobile Common Stock to the Trust in the Transaction is fair, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile. In that connection, we are not opining as to any other transactions or arrangements to be entered into or payments to be made, directly or indirectly, by or to American Mobile or any other person as part of, or concurrently with, the Transaction.

In the course of our analyses for rendering this opinion, we have:

           1.  reviewed the June 5, 1999 draft Exchange Agreement;

           2.  reviewed the June 5, 1999 draft Summary of Principal Terms;

           3.  reviewed the June 6, 1999 draft Note Purchase Agreement;

           4. reviewed the June 4, 1999 draft Amendment No. 1 to the Bridge, Additional Amounts and Working Capital Loans;

           5. reviewed American Mobile's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 through 1998, and its Quarterly Report on Form 10-Q for the period ended March 31, 1999;

           6. reviewed certain operating and financial information, including projections, provided to us by management of American Mobile and XM Radio relating to American Mobile's and XM Radio's respective businesses and prospects;

           7. met with certain members of the senior managements of American Mobile and XM Radio to discuss the respective operations, historical financial statements and future prospects of American Mobile and XM Radio;

           8. reviewed the historical prices and trading volume of the American Mobile Common Stock;

           9.  reviewed   publicly   available   financial  data,  stock  market
               performance data and valuation parameters of a company which we deemed generally comparable to XM Radio;

          10. reviewed the terms of a recent transaction involving the issuance of a note convertible into shares of XM Radio common stock; and

          11.  conducted   such   other   studies,   analyses,   inquiries   and
               investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the projections, provided to us by American Mobile and XM Radio. With respect to American Mobile and XM Radio's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of American Mobile and XM Radio as to the expected future performance of American Mobile and XM Radio, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of American Mobile and XM Radio that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not conducted a physical inspection of any of the properties or assets, and have not performed or obtained any independent appraisal of the assets or liabilities, of American Mobile and XM Radio, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. Accordingly, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In rendering our opinion, we have assumed that the Transaction will be consummated on substantially the terms described in the Exchange Agreement and related documents that we reviewed.

We have been engaged by American Mobile to render this fairness opinion to American Mobile in connection with the Transaction and have received a fee for such services. Bear Stearns has been previously engaged by American Mobile to provide certain investment banking and financial advisory services in connection with American Mobile's acquisition of ARDIS Company in 1998 and to act as lead manager on an offering of senior notes and warrants in 1998. In the ordinary course of business, Bear Stearns may actively trade the equity securities of American Mobile for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Bear Stearns has also acted as exclusive joint placement agent on the Private Placement and will receive a fee from XM Radio for such services. American Mobile and XM Radio have expressly waived any actual or potential conflicts of interest that might arise in connection with Bear Stearns' engagement by American Mobile to render this opinion, on the one hand, and its engagement by XM Radio to act as exclusive joint placement agent in the Private Placement, on the other hand.

It is understood that this letter is intended for the sole benefit and use of the Board of Directors of American Mobile and does not constitute a recommendation to the Board of Directors of American Mobile or any holders of American Mobile Common Stock as to how to vote in connection with the Transaction. This opinion does not address American Mobile's underlying business decision to pursue the Transaction. This letter is not to be relied upon or used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement or other document to be distributed to the holders of American Mobile Common Stock in connection with the Transaction.

Based on and subject to the foregoing, it is our opinion that the Consideration to be received by American Mobile in exchange for American Mobile's issuance of American Mobile Common Stock to the Trust in the Transaction is fair, as a whole, from a financial point of view, to the unaffiliated public stockholders of American Mobile.



Very truly yours,

BEAR, STEARNS & CO. INC.
By:      /s/Scott Moskowitz
         SENIOR MANAGING DIRECTOR

        This Proxy is Solicited By The Board of Directors of the Company


                      AMERICAN MOBILE SATELLITE CORPORATION


                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                September 7, 1999


The undersigned hereby constitutes and appoints Walter V. Purnell, Jr., Randy S. Segal and David H. Engvall and each of them, true and lawful agents and proxies ("Proxies"), with full power of substitution and revocation in each, to attend the Special Meeting of Stockholders of American Mobile Satellite Corporation to be held at 9:00 a.m. on Tuesday, September 7, 1999 at American Mobile Satellite Corporation, 10802 Parkridge Boulevard, Reston, Virginia, and any adjournments thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present (i) as designated upon the matters set forth on the reverse side, and (ii) in their discretion, on such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.






You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE.

(REVERSE SIDE)

1.  Issuance of shares of the Company's      FOR         AGAINST       ABSTAIN
     Common Stock to XM Ventures.            |_|           |_|           |_|



2.  Amendment to the Company's               FOR         AGAINST       ABSTAIN
Certificate of Incorporation to              |_|           |_|           |_|
increase the number of shares
of Common Stock authorized for
issuance to 150,000,000.




                                                      CHANGE OF          |_|
                                                      ADDRESS


INSTRUCTIONS:

1. Please sign exactly as name is printed hereon.
2. If shares are held jointly, each holder should sign.
3. If signing as executor or trustee or in similar fiduciary capacity, please give full title as such.
4. If a corporation, please sign full corporate name by President or other authorized officer.
5. If a partnership, please sign partners name by authorized person.




SIGNATURE(S)                                       DATE


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